Exhibit 99.1

ANDRALL E. PEARSON, FOUNDING CHAIRMAN OF YUM! BRANDS, PASSED AWAY ON MARCH 11, 2006

LOUISVILLE, KY (March 13, 2006): Yum! Brands, Inc. (NYSE:YUM) today confirmed that its Founding Chairman, Andrall E. Pearson, passed away from a sudden heart attack at his home in Palm Beach, Florida on Saturday, March 11. He was 80 years young.

Pearson had a legendary business career, which spanned over 40 years and culminated in his serving as the Founding Chairman of Yum! Brands upon its spin-off from PepsiCo in 1997. He served in that capacity until 2000, at which time David C. Novak became Chairman and Chief Executive Officer, having served as Vice-Chairman and President until then. Pearson continued to serve on the Yum! Brands Board of Directors and was scheduled to step down in May, 2006.

“Andy Pearson was one of the world’s most respected leaders and has been instrumental to the success of our Company. His incredible knowledge, brilliant insights and standards for excellence put YUM on the right path and have helped us stay on it. All of us who have had the privilege to work with Andy know that he was truly one of a kind,” said David C. Novak, Chairman and CEO of Yum! Brands.

“On a personal note, Andy was not only my partner, he was like a father, brother and best friend wrapped in one. I will miss the experience he so willingly shared, his constant encouragement, his amazing positive energy and the incredible fun he brought to my life,” Novak added.

Pearson successfully reinvented himself in a succession of significant positions, serving as partner of McKinsey & Co., president of PepsiCo, tenured professor at Harvard Business School, general partner of Clayton, Dubilier and Rice, and CEO and Founding Chairman of YUM Brands.

Born in Chicago on June 3, 1925, he earned his Bachelor of Arts from the University of Southern California. He attended USC along with his identical twin brother, Richard. Following his graduation from USC, Pearson, along with his brother, enlisted in the Navy at the end of the Second World War. Both brothers then attended Harvard Business School, graduating in 1947. After graduating, the Pearson twins met the Pope sisters, also identical twins, and subsequently married in a double ceremony in 1951. Both couples recently celebrated their 55th wedding anniversary together on March 2.

Pearson is fondly remembered by a number of business leaders:

“Andy will forever be remembered among the iconic, gifted leaders that shaped PepsiCo into a successful and respected global enterprise,” said Steve Reinemund, Chairman and CEO of PepsiCo.

“What separated Andy from many other great leaders is that he had a big heart, not just a big brain. It’s a rare quality to have both passion and a sense of humor, along with brilliance, and Andy set the standard,” said Jamie Dimon, Chairman and CEO of JPMorgan Chase.

Jack Welch, former Chairman and CEO of General Electric, called Andy “a decisive business leader who loved business, was a great practitioner, as well as a great teacher.”

Larry Bossidy, former Chairman of Honeywell International and author of best selling books such as “Execution,” said, “Andy was energetic, insightful, stayed contemporary and was delightful to be around.”

“Andy separates the minutia from the real issues faster than anyone I’ve ever known,” said Sandy Weill, Chairman of Citigroup and on whose board Andy served from the inception of Commercial Credit until Andy retired in 2005.

Recently named one of the nation’s “most significant Directors” by the Outstanding Directors organization, Pearson served on numerous public and non-profit boards in addition to Yum! Brands, including Citigroup, the May Company, TWA, the Metropolitan Museum of Art and the NYU Medical Center. He was an avid collector of Pre-Columbian art, and his collection was featured at the Art Institute of Chicago in 2002, and the Metropolitan Museum of Art in New York in the fall of 2004. The family has made significant donations of their collection to the Met.

He is survived by his wife of 55 years, Joanne Pope Pearson, his twin brother Dick and his wife Jany of Santa Barbara, CA, his daughter and son-in-law, Jill and Alan Rappaport, of Bronxville, NY, and two grandchildren, Alex and Hilary.

A memorial service will be held at the Reformed Church, 180 Pondfield Road, Bronxville, NY on Saturday, March 18, 2006 at 11:00 am. In lieu of flowers, the family requests that donations may be made to the Cardiovascular Research Fund at the NYU Medical Center, 560 First Ave. & 32nd Street, New York, NY 10016.